                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 17, 2000


                     CAMERON ASHLEY BUILDING PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)



         Georgia                         0-23442                58 - 1984957
 (State or Other Juris-              (Commission File       (IRS Employer Iden-
diction of Incorporation)                 Number)             tification No.)



         11651 Plano Road                                          75243
           Dallas, Texas                                         (Zip Code)
(Address of principal executive offices)



               Registrant's telephone number, including area code:
                                 (214) 860-5100


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ITEM 1(b). CHANGES IN CONTROL OF REGISTRANT

         On January 17, 2000, Cameron Ashley Building Products, Inc., (the "Company") entered into a definitive agreement whereby an investment would group acquire all the outstanding shares of the Company's common stock at a price of $15.10 per share in cash. The group consists of CGW Southeast Partners IV, L.P.; an affiliate of Citicorp Venture Capital, Ltd., a subsidiary of Citigroup Inc.; and senior management of the Company. The total consideration of the proposed transaction is approximately $320 million, including the assumption of debt. Financing commitments, subject to customary conditions, are in place with both senior and subordinated debt sources, and the transaction is expected to close in the second calendar quarter of 2000. The Company entered into the agreement following the unanimous recommendation by the Special Committee, comprised of independent directors of the Company. Credit Suisse First Boston advised the Special Committee in this transaction. CGW Southeast Partners I, L.P., an affiliate, currently owns approximately 11% of the Company's outstanding shares.

         The closing of the merger is subject to regulatory and shareholder approval and customary conditions to closing. The agreement includes a $5 million breakup fee.


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ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

   (a)     Financial Statements of Businesses Acquired.
           Not Applicable.

   (b)     Pro Forma Financial Information.
           Not Applicable.

   (c)     Exhibits.

    2.1 Agreement and Plan of Merger dated as of January 17, 2000, by and among Cameron Ashley Building Products, Inc., CBP Holdings, Inc. and CBP Acquisition Corp.

   99.1    Press Release dated January 18, 2000.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CAMERON ASHLEY BUILDING PRODUCTS, INC.

Dated: January 20, 2000             By:    /s/ GAROLD E. SWAN
                                           -------------------------------------
                                    Name:      Garold E. Swan
                                           -------------------------------------
                                    Title:     Executive Vice President and CFO
                                           -------------------------------------


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                                 EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
-----------    -----------
2.1            Agreement and Plan of Merger dated as of January 17, 2000, by and among Cameron Ashley Building Products, Inc., CBP Holdings, Inc.
               and CBP Acquisition Corp.

99.1           Press Release dated January 18, 2000.